Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED REPORTS A 33% INCREASE IN EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS

CHICAGO (April 30, 2009) – Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc. (Nasdaq: NOVA), today announced results for the first quarter ended March 31, 2009.  Total net revenue grew to $38,294,000, up 13% from $33,813,000 in the prior year first quarter.  Net revenue from surgical facilities was up 16% to $31,891,000 from $27,415,000 in the prior year first quarter, despite a 2% decline in same facility net revenue.

Net income from continuing operations attributable to NovaMed in the first quarter of 2009 increased 10% to $1,729,000, or $0.08 per diluted share, from $1,574,000 or $0.06 per diluted share, in the prior year first quarter.  Interest expense in the first quarter of 2009 included non-cash, imputed interest of $1,008,000, or $0.03 per diluted share, recorded in accordance with NovaMed’s adoption of FASB Staff Position APB 14-1.  First quarter 2008 results have been recast to include imputed interest of $922,000, or $0.02 per diluted share.  Net cash provided by operations was $4,226,000 in the first quarter of 2009, up 5% from $4,020,000 in the prior year first quarter.

“Despite the headwinds facing our economy, NovaMed has delivered another quarter of solid financial results,” commented Mr. Hall.  “Without the imputed interest expense resulting from the accounting rule change, net income from continuing operations attributable to NovaMed would have been $2,344,000, or $0.10 per diluted share, in the first quarter of 2009.  The significance of these non-cash expenses can be seen in our cash flow from operations of $4.2 million, which was 2.4 times net income from continuing operations attributable to NovaMed.”

Highlights of first quarter continuing operations include:
•	Earnings per diluted share from continuing operations increased 33% to $0.08
•	Net income from continuing operations attributable to NovaMed increased 10% to $1,729,000
•	Cash flow from operations of $4,226,000
•	Operating income increased 13% to $9,333,000
•	Total net revenue increased 13% to $38,294,000
•	EBITDA increased 14% to $6,978,000
•	Diluted shares outstanding decreased 8% to 23,024,000

“We are currently in discussion with our banks to extend the term of our credit facility which we expect to complete well before year end,” added Mr. Hall.  “Our current facility expires in 2010 and we are working to obtain a new credit facility that will allow us the flexibility we need to continue to grow our business. From a cash flow perspective, we see the primary use for our free cash flow in 2009 will be to pay down debt and deleverage our balance sheet.  However, we will continue to seek out attractive acquisition opportunities.”

Impact of Adoption of FASB Staff Position APB 14-1

Effective January 1, 2009, NovaMed adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)(“FSP APB 14-1”).  FSP APB 14-1 impacts the accounting treatment of our 1.0% convertible senior subordinated notes due June 15, 2012.  As required by FSP APB 14-1, prior period results are recast to conform with the new pronouncement.  As noted above, the adoption of FSP APB 14-1 added non-cash, imputed interest expense of $1,008,000 and $922,000 to the first quarters of 2009 and 2008, respectively.  We estimate that the adoption of FSP APB 14-1 will add approximately $4.2 million and $3.9 million of imputed interest expense to our 2009 and 2008 results of operations, respectively.  This will result in a reduction to net income of approximately $2.6 million ($0.11 per diluted share) and $2.4 million ($0.10 per diluted share) in 2009 and 2008, respectively.  However, the adoption of FSP APB 14-1 will not have an impact on our cash flows.  The impact to our balance sheet at March 31, 2009 from the adoption FSP APB 14-1 is a decrease in long-term debt of approximately $15.3 million and an increase in NovaMed’s stockholders’ equity of approximately $9.4 million.

Impact of Adoption of SFAS No. 160

Effective January 1, 2009, NovaMed adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  SFAS No. 160 impacts NovaMed because we have physician-partners that own minority equity interests in our ambulatory surgery centers.  The adoption of SFAS No. 160 did not affect NovaMed’s net income or earnings per diluted share but the presentation of our financial statements has been changed.  Net income attributable to noncontrolling interests, formerly referred to as minority interest, is now reported after net income.  Because of this, our effective tax rate on income before income taxes as presented is 15.5% in the first quarter of 2009.  However, our effective tax rate based on income before income taxes attributable to NovaMed remains at its more recent historical rate of 39.0%.  The impact to our balance sheet is that noncontrolling interests, which was previously recorded as a liability, is now recorded as equity.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.

As previously announced, NovaMed will hold a conference call to discuss this release at 9:00 a.m. Central Time on Thursday, April 30, 2009.  Investors can listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com.  For those who cannot listen to the live broadcast, a replay will be available at these sites through May 30, 2009.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported.  This press release contains forward-looking statements that relate to possible future events.  These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release.  These risks and uncertainties include: the current economic recession and disruption in the financial markets; our current and future debt levels; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary.  Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2008 Form 10-K filed on March 16, 2009.  Readers should not place undue reliance on any forward-looking statements.  Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
# # #

CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended March 31,
	2009	2008 (1)
Net revenue:
Surgical facilities	$31,891	$27,415
Product sales and other	6,403	6,398
Total net revenue	38,294	33,813

Operating expenses:
Salaries, wages and benefits	12,018	10,231
Cost of sales and medical supplies	8,574	7,985
Selling, general and administrative	6,944	6,288
Depreciation and amortization	1,425	1,021
Total operating expenses	28,961	25,525

Operating income	9,333	8,288

Interest (income) expense, net	2,184	1,945
Other (income) expense, net	12	20
Income before income taxes	$7,137	$6,323
Income tax provision	1,106	1,006

Net income from continuing operations	6,031	5,317
Net loss from discontinued operations	-	(52)
Gain on disposal of discontinued operations	-	95

Net income	$6,031	$5,360

Net income attributable to noncontrolling interests (2)	4,302	3,743

Net income attributable to NovaMed, Inc.	$1,729	$1,617

Amounts attributable to NovaMed, Inc.:
Net income from continuing operations	$1,729	$1,574
Net income from discontinued operations	-	43

Net income attributable to NovaMed, Inc.	$1,729	$1,617

Diluted earnings per common share attributable to NovaMed, Inc.:
Earnings from continuing operations	$0.08	$0.06
(Loss) earnings from discontinued operations	-	-
Net earnings	$0.08	$0.06

Shares used in computing diluted earnings per share	23,024	25,063

(1)	On January 1, 2009, NovaMed, Inc. adopted FSP APB 14-1. As required by FSP APB 14-1, prior period results have been recast to conform with the new pronouncement.

(2)
On January 1, 2009, NovaMed, Inc. adopted SFAS No. 160, the provisions of which, among others, require that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.  In addition, noncontrolling interests are required to be reflected within the equity section of the consolidated balance sheet.

	Three months ended March 31,
	2009	2008
Selected Operating Data:

ASCs operated at end of period	37	34
Procedures performed during the period	38,944	32,835

Reconciliation of net income from continuing operations
attributable to NovaMed, Inc. to EBITDA (1)(2)(3)(4):
Net income from continuing operations attributable to NovaMed, Inc.	$1,729	$1,574
Add: income tax provision	1,106	1,006
Add: interest expense, net	2,184	1,945
Add: depreciation and amortization	1,425	1,021
Add: stock compensation expense	534	595
EBITDA	$6,978	$6,141

Reconciliation of net income from continuing operations
attributable to NovaMed, Inc. to non-GAAP net income
from continuing operations attributable to NovaMed, Inc. (1)(2)(3)(5):
Net income from continuing operations attributable to NovaMed, Inc.	$1,729	$1,574
After-tax imputed interest expense required by FSP APB 14-1	615	562
Non-GAAP net income from continuing operations
attributable to NovaMed, Inc.	$2,344	$2,136

Reconciliation of diluted earnings per common share from
continuing operations attributable to NovaMed, Inc. to
non-GAAP diluted earnings per common share from
continuing operations attributable to NovaMed, Inc. (1)(2)(3)(5):
Diluted earnings per common share from continuing operations
attributable to NovaMed, Inc.	$0.08	$0.06
After-tax imputed interest expense required by FSP APB 14-1	0.03	0.02
Non-GAAP diluted earnings per common share from continuing
operations attributable to NovaMed, Inc. (6)	$0.10	$0.09

	March 31,	December 31,
	2009	2008 (1) (2)
Balance Sheet Data:

Cash and cash equivalents	$5,480	$4,875
Accounts receivable, net	22,680	20,329
Working capital	(42,349)	12,136
Total assets	253,889	251,421
Long-term debt	66,969	124,566
Total NovaMed, Inc. stockholders' equity	83,921	82,476
Noncontrolling interests	15,507	15,282

	Three months ended March 31,
	2009	2008
Statement of Cash Flow Data:

Cash flow provided by operating activities	$4,226	$4,020
Cash flow used in investing activities	$(1,201)	$(1,938)
Cash flow (used in) provided by financing activities	$(2,420)	$316

Notes:

(1)	As required by FSP APB 14-1, prior period results have been recast to conform with the new pronouncement.

(2)
SFAS No. 160 requires that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.  In addition, noncontrolling interests are required to be reflected within the equity section of the consolidated balance sheet.

(3)
NovaMed uses certain non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures as shown in the reconciliations provided in this press release.  NovaMed believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors for the reasons noted below.  There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon NovaMed's reported financial results.  The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in this press release.

(4)
NovaMed defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and stock compensation expense.  EBITDA is a non-GAAP financial measure used by management, the health care industry and the financial community to evaluate company performance, allocate resources and measure leverage and debt service capacity.  Other companies may calculate EBITDA differently than NovaMed, limiting its usefulness as a comparative measure.

(5)
NovaMed adopted FSP APB 14-1 effective January 1, 2009.  This new accounting rule resulted in the addition of $615,000 and $562,000 in non-cash, after-tax interest expense in the first quarters of 2009 and 2008, respectively.  NovaMed is providing this non-GAAP financial measure to highlight to the long-term readers of its financial statements the cause of the significant reduction in its earnings from what was reported in prior years.

(6)	Discrepancies between the totals and the sums of the amounts listed are due to rounding.